Exhibit 99.1

KĀLLO INC. LAUNCHES MOBILE MEDICAL CLINIC

MOBILE HOSPITAL UNIT TO BRING STATE-OF-THE-ART MEDICAL ASSISTANCE
TO REMOTE AREAS

MARKHAM, Ont. (November 01, 2011) – Today, Kāllo announced the launch of its mobile medical clinic “Mobile Care™” – a mobile medical care unit that comes as the result of more than 18 months of diligent product and technology infrastructure development. The sole purpose of this unit is to dramatically improve the delivery of medical services to remote areas of the world.

“Mobile Care™ is basically an extension of an actual hospital.  The mobile clinic will be able to do everything from diagnostics, to minor surgeries, to cancer, HIV and malaria treatments.” said John Cecil, Chairman and CEO of Kāllo Inc.

Kāllo’s Mobile Care™ has capabilities far beyond those of medical tents set up in disaster areas and remote parts of the world in dire need of proper medical facilities.

Designed in Canada, Mobile Care™ is copyrighted technology that has no parallel in market. Mobile Care™ will bring the technology and specialized medical services of an actual hospital to anywhere in the world.

The Mobile Clinic™ is just one of seven new projects headed up by Kāllo Inc., and the rest are expected to be released in 2012.

Kāllo Inc. operates out of Markham, ON. Canada and provides Healthcare Technology solutions to doctors (general practitioners and specialists), clinics and hospitals, with technology infrastructure that supports both Windows and Mac environments. Kāllo converts/integrates clients’ historical data into our software and systems; install, implement and train clients and their staff on our system and provide remote support and system maintenance to ensure high uptime to the health professional. Besides EMR, PACS and MDC, Kāllo is launching Mobile Care™ and 3 other copyrighted technologies in the next few months. Kāllo is a publicly traded company, listed on the OTC markets (otcmarkets.com), stock symbol KALO.QB

For more information or to contact a spokesperson, please contact:
James Daouphars, Mansfield Communications Inc., Toronto
James@mcipr.com, 416.599.0024 ext. 222